Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus that forms a part of the Registration Statement (Form S-4) of The Walt Disney Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated August 14, 2017, with respect to the consolidated financial statements of Twenty-First Century Fox, Inc., and the effectiveness of internal control over financial reporting of Twenty-First Century Fox, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 18, 2018